                                 EXHIBIT 11
                                 ----------

                       COMPUTATION OF EARNINGS PER SHARE

                                                      Three Months
                                                   Ended September 30,
                                                 1996              1995
                                                 ----              ----
(Amounts in thousands, except per share data)

PRIMARY
   Average shares outstanding                   22,039            14,216
  Net effect of dilutive stock options-
    based on the treasury stock method
    using average market price                     427                99
                                               -------           -------
                             TOTAL              22,466            14,315
                                               =======           =======

Net income                                     $ 3,960           $ 1,312
                                               =======           =======

Per share amount                               $   .18           $   .09
                                               =======           =======

FULLY DILUTED
  Average shares outstanding                    22,039            14,216
  Net effect of dilutive stock options-
     based on the treasury stock method using
     the period-end market price, if higher
     than the average market price                 433               130
                                               -------           -------
                             TOTAL              22,472            14,346
                                               =======           =======

Net Income                                     $ 3,960           $ 1,312
                                               =======           =======

Per Share Amount                               $   .18           $   .09
                                               =======           =======

                       COMPUTATION OF EARNINGS PER SHARE

                                                       Nine Months
                                                   Ended September 30,
                                                  1996             1995
                                                  ----             ----
(Amounts in thousands, except per share data)

PRIMARY
  Average shares outstanding                    21,717            12,646
  Net effect of dilutive stock options-
    based on the treasury stock method
    using average market price                     354                70
                                               -------           -------
                             TOTAL              22,071            12,716
                                               =======           =======

Net income                                     $ 9,143           $ 2,591
                                               =======           =======

Per share amount                               $   .41           $   .20
                                               =======           =======

FULLY DILUTED
  Average shares outstanding                    21,717            12,646
  Net effect of dilutive stock options-
     based on the treasury stock method using
     the period-end market price, if higher
     than the average market price                 453               229
                                               -------           -------
                             TOTAL              22,170            12,875
                                               =======           =======

Net Income                                     $ 9,143           $ 2,591
                                               =======           =======

Per Share Amount                               $   .41           $   .20
                                               =======           =======